Exhibit 99.1

KATHERINE GEHL ELECTED TO THE MARCUS CORPORATION BOARD

Milwaukee, Wis., January 6, 2015. . . . .The Marcus Corporation (NYSE: MCS) today announced that Katherine Gehl, president and CEO of Gehl Foods, Inc., has been elected a director of the company.

“Katherine brings a wealth of experience in strategic growth and business development to our board. Her expertise in planning, technology, finance and consumer products will be especially valuable to our board and management team,” said Stephen H. Marcus, chairman of The Marcus Corporation.

Gehl, 48, is the fourth-generation president and CEO of her family-owned company. She spent five years in senior management positions at the company in the 1990s and returned to the company on a full-time basis in 2007. She has been a member of the Gehl Foods board of directors for 15 years. In between her positions at Gehl Foods, she worked in Chicago as a vice president at Bernstein Investment Management and served as special assistant to Mayor Richard M. Daley for technology and economic development. Her career in Chicago also includes serving as director of information technology services at Chicago Public Schools and director of organizational development at Oracle Corporation. In 2010, Gehl was nominated by President Barack Obama to serve on the board of directors of the Overseas Private Investment Corporation, and was confirmed by the U.S. Senate in October 2011.

Gehl is a member of The Economic Club of Chicago and also serves on the CEO Fiscal Leadership Council – Campaign to Fix the Debt. She is a former board member of The Joffrey Ballet, Public Allies and the Faye Gehl Conservation Foundation. She has received numerous awards including the Bravo Entrepreneur Award from BizTmes Milwaukee. Gehl is a 2001 Leadership Greater Chicago Fellow, was named to Who’s Who in Chicago Business and was honored by Crain’s Chicago Business with its “40 under 40” designation.

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She graduated from the University of Notre Dame in 1988 and holds an MA degree in education from the Catholic University of America and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Founded in 1896, Gehl Foods is a food manufacturing company that produces shelf-stable dairy products including cheese sauces, puddings, smoothies, diet and health drinks. The company has approximately $250 million in sales and is based in Germantown, Wis.

With Gehl’s election, The Marcus Corporation board has 12 members. Gehl will stand for re-election at the company’s 2015 annual meeting on October 13, 2015.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, visit the company’s web site at www.marcuscorp.com.

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